UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 28, 2004




                             Atrium Companies, Inc.
             (Exact Name of registrant as specified in its charter)



            Delaware                    333-20095             75-2642488

(State or other jurisdiction of   (Commission File Number)    (IRS Employer
         incorporation)                                    Identification No.)


            3890 West Northwest Highway, Suite 500, Dallas, TX 75220
               (Address of Principal Executive Office) (Zip Code)

       Registrant's Telephone Number, Including Area Code: (214) 630-5757


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

        On December 28, 2004, Atrium Companies, Inc. (the "Company") and its parent, Atrium Corporation ("Atrium Corp."), completed a comprehensive refinancing plan (the "Refinancing"). The elements of the Refinancing include
(i) the issuance of $174,000,000 aggregate principal amount at maturity ($124,916,721 gross proceeds) of 11 1/2% Senior Discount Notes due 2012 (the "Notes") by a newly formed wholly-owned subsidiary of the Company ("ACIH"), which subsidiary subsequently became a direct wholly-owned subsidiary of Atrium Corp. through a distribution of the capital stock of ACIH by the Company to Atrium Corp., and the contribution of the net proceeds from such issuance to the Company; and (ii) the Company's entrance into a new senior secured credit facility that provides for a new revolving facility of up to $50.0 million and a new $325.0 million term loan facility. All $325.0 million of borrowings under the term loan facility were drawn on December 28, 2004. A copy of the new Credit Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.

        The net proceeds from the Refinancing were used to consummate a cash tender offer and consent solicitation (the "Tender Offer") for the Company's approximately $225 million of outstanding 10 1/2% Senior Subordinated Notes due 2009 (the "Existing Notes") and to repay all outstanding borrowings (approximately $199 million) under the Company's existing senior secured credit facility.

        As of December 28, 2004, the Company had received tenders from holders of approximately $159.4 million in aggregate principal amount of the Existing Notes, representing approximately 71% of the outstanding Existing Notes, and accepted such notes for purchase. In connection with the Tender Offer, the Company entered into a supplemental indenture to the indenture governing the Existing Notes (the "Existing Indenture") eliminating substantially all of the restrictive covenants and certain events of default contained in the Existing Notes and the Existing Indenture. A copy of the Fifth Supplemental Indenture is filed as Exhibit 4.1 hereto and incorporated herein by reference.

        Also in connection with the Refinancing, Atrium Funding Corporation and the Company amended their accounts receivable securitization facility to increase the commitment under the facility to $60.0 million, add certain subsidiaries as originators and amend the covenants so that they are substantially similar to the covenants that will be contained in the Company's new credit facility. Copies of the Fifth and Sixth Amendments to the Receivables Purchase Agreement and the First Amendment to the Purchase and Sale Agreement are filed as Exhibits 10.2, 10.3 and 10.4, respectively, hereto and incorporated herein by reference.



Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

        The information set forth in the fourth paragraph of Item 1.01 above, the Fifth and Sixth Amendments to the Receivables Purchase Agreement filed as Exhibits 10.2 and 10.3 hereto and the First Amendment to the Purchase and Sale Agreement filed as Exhibit 10.4 hereto are incorporated by reference into this
Item 2.03.



Item 9.01      Financial Statements and Exhibits.


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        (c) Exhibits

        Exhibit Number       Description
        --------------       -----------

        4.1 Fifth Supplemental Indenture, dated as of December 21, 2004, by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

        10.1 Credit Agreement, dated as of December 28, 2004, by and among the Company, as Borrower, the guarantors party thereto, various financial institutions and other persons from time to time parties thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as the administrative agent and the collateral agent, and UBS Securities LLC, as the sole lead arranger, sole bookrunner and syndication agent and Antares Capital Corporation, Citicorp North America, Inc. and General Electric Capital Corporation, as co-documentation agents.

        10.2 Fifth Amendment, dated as of December 17, 2004, to the Receivables Purchase Agreement dated as of July 31, 2001 among Atrium Funding Corporation, the Company, Fairway Finance Corporation and BMO Nesbitt.

        10.3 Sixth Amendment, dated as of December 28, 2004, to the Receivables Purchase Agreement dated as of July 31, 2004 among Atrium Funding Corporation, the Company, Fairway Finance Corporation and BMD Nesbitt.

        10.4 First Amendment, dated as of December 17, 2004, to the Purchase and Sale Agreement dated July 3, 2001 among the various entities listed on Schedule A thereto and Atrium Funding Corporation.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            ATRIUM COMPANIES, INC.



Date: January 3, 2005       By:    /s/ Eric W. Long
                               -------------------------------------------------
                               Name:  Eric W. Long
                               Title: Executive Vice President and Chief
                                           Financial Officer